As filed with the Securities and Exchange Commission on __________, 2006
Registration No. _____________________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SYSTEMS EVOLUTION, INC.

(Exact name of registrant as specified in its charter)

Idaho                                                                                  82-0291029
(State or other jurisdiction                                                                               (IRS Employer Identification No.)
of incorporation or organization)

10777 Westheimer Road, Suite 810, Houston Texas 77042
(Address of Principal Executive Offices) (Zip Code)

2006 Stock Incentive Plan

(Full title of the plan)

 Robert C. Rhodes, 10777 Westheimer Road, Suite 810, Houston Texas 77042
(Name, address and telephone number of agent for service)

(713) 979-1600

(Telephone, including area code, of agent for service)
_____________________

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common stock, no par value, to be issued pursuant to the 2006 Stock Incentive Plan of Systems Evolution, Inc.	50,000,000 shares	$0.008	$400,000	$50.00

(1)
This Registration Statement shall also cover any additional shares of common stock which become issuable under the Plans being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the last sale of the Registrant’s common stock on February 15, 2006, as reported in the over-the-counter market.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) the Securities Exchange Act of 1934:

1. Our Annual Report on Form 10-KSB for the fiscal year ended March 31, 2005.

2.	All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since March 31, 2005.

3.	The description of our common stock, no par value, contained in our registration statement on Form 10-SB filed with the Commission on January 22, 2001.

4.
All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all of the securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated by reference herein as set forth above shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

You may request a copy of these filings at no cost by writing to the following address: located at 10777 Westheimer Road, Suite 810 Houston, Texas 77042, or calling us at (713) 979-1600.

Item 4. Description of Securities.

Inapplicable.

Item 5. Interests of Named Experts and Counsel.

In such legally permissible instances, the Baum Law Firm and certain affiliates of The Baum Law Firm may be issued shares of our common stock pursuant to this offering.

Item 6. Indemnification of Directors and Officers.

Idaho Statutes

The Idaho Business Corporation act provides for the indemnification of our officers, directors, employees and agents under certain circumstances as follows:

30-1-851. PERMISSIBLE INDEMNIFICATION.

(1) Except as otherwise provided in this section, a corporation may indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if:

(a)    (i) He conducted himself in good faith; and
(ii) He reasonably believed:

(A) In the case of conduct in his official capacity, that his conduct was in the best interests of the corporation, and

(B) In all cases, that his conduct was at least not opposed to the best interests of the corporation; and

(iii) In the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or

(b) He engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation, as authorized by section 30-1-202(2)(e), Idaho Code.

(2) A director's conduct with respect to an employee plan for a purpose he reasonably believed to be in the best interests of the participants in, and the beneficiaries of, the plan is conduct that satisfies the requirement of subsection (1)(a)(ii)(B) of this section.

(3) The termination of a proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, is not, of itself, determinative that the director did not meet the relevant standard of conduct described in this section.

(4) Unless ordered by a court under section 30-1-854(1)(c), Idaho Code, a corporation may not indemnify a director:

(a) In connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under subsection (1) of this section; or

(b) In connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled, whether or not involving action in his official capacity.

30-1-852. MANDATORY INDEMNIFICATION.

A corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

30-1-854. COURT-ORDERED INDEMNIFICATION AND ADVANCE FOR EXPENSES.

(1) A director who is a party to a proceeding because he is a director may apply for indemnification or an advance for expenses to the court conducting the proceeding or to another court of competent jurisdiction. After receipt of an application and after giving any notice it considers necessary, the court shall:

(a) Order indemnification if the court determines that the director is entitled to mandatory indemnification under section 30-1-852, Idaho Code;

(b) Order indemnification or advance for expenses if the court determines that the director is entitled to indemnification or advance for expenses pursuant to a provision authorized by section 30-1-858(1), Idaho Code; or

(c) Order indemnification or advance for expenses if the court determines, in view of all the relevant circumstances, that it is fair and reasonable:

(i) To indemnify the director, or

(ii) To advance expenses to the director, even if he has not met the relevant standard of conduct set forth in section 30-1-851(1), Idaho Code, failed to comply with section 30-1-853, Idaho Code, or was adjudged liable in a proceeding referred to in section 30-1-851(4)(a) or (4)(b), Idaho Code, but if he was adjudged so liable his indemnification shall be limited to reasonable expenses incurred in connection with the proceeding.

(2) If the court determines that the director is entitled to indemnification under subsection (1)(a) of this section or to indemnification or advance for expenses under subsection (1)(b) of this section, it shall also order the corporation to pay the director's reasonable expenses incurred in connection with obtaining court-ordered indemnification or advance for expenses. If the court determines that the director is entitled to indemnification or advance for expenses under subsection (1)(c) of this section, it may also order the corporation to pay the director's reasonable expenses to obtain court-ordered indemnification or advance for expenses.

30-1-855. DETERMINATION AND AUTHORIZATION OF INDEMNIFICATION.

(1) A corporation may not indemnify a director under section 30-1-851, Idaho Code, unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible because he has met the relevant standard of conduct set forth in section 30-1-851, Idaho Code.

(2) The determination shall be made:

(a) If there are two (2) or more disinterested directors, by the board of directors by a majority vote of all the disinterested directors, (a majority of whom shall for such purpose constitute a quorum), or by a majority of the members of a committee of two (2) or more disinterested directors appointed by such a vote;

(b) By special legal counsel:

(i) Selected in the manner prescribed in paragraph (a) of this subsection; or

(ii) If there are fewer than two (2) disinterested directors, selected by the board of directors (in which selection directors who do not qualify as disinterested directors may participate); or

(c) By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination.

(3) Authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible, except that if there are fewer than two (2) disinterested directors or if the determination is made by special legal counsel, authorization of indemnification shall be made by those entitled under subsection (2)(b)(ii) of this section to select special legal counsel.

Charter Provisions

Our Amended Articles of Incorporation do not provide for indemnification of our officers and directors:

Bylaws

Our bylaws do not contain any provisions relating to the indemnity of our officers and directors.

Agreements

Pursuant to compensation agreements with selected officers and directors, we have agreed, to the maximum extent permitted by law, to defend, indemnify and hold harmless the officers and directors against any costs, losses, claims, suits, proceedings, damages or liabilities to which our officers and directors become subject to which arise out of or are based upon or relate to our officers and directors engagement by the company.

Item 7. Exemption from Registration Claimed.

Inapplicable.

Item 8. Exhibits.

Exhibit Number  Description

4.1            2006 Stock Incentive Plan
5.1            Opinion of The Baum Law Firm re: legality of shares
23.1          Consent of The Baum Law Firm (filed as Exhibit 5.1 herein)
23.2             Consent of Malone & Bailey, PC

Item 9. Undertakings.

We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

   (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

   (iii) To include any additional or changed material information on the plan of distribution.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

The Registrant

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas on February 15, 2006.

SYSTEMS EVOLUTION, INC.

/s/ Robert C. Rhodes
______________________________________________
By: Robert C. Rhodes
Its: Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signatures	Title	Date

/s/ Robert C. Rhodes
Robert C. Rhodes	Director, Chief Executive Officer and Chief Financial Officer	February 15, 2006
/s/ John B. Dewberry
John B. Dewberry	Director	February 15, 2006
/s/ Patrick L. Anderson
Patrick L. Anderson	Director	February 15, 2006